Exhibit 99.1

Mosaic ImmunoEngineering Agrees to Acquire Clinical Necroptosis Cancer Therapy Assets from Oncotelic Therapeutics, Inc.

—The clinical assets to be acquired include cancer and ocular disease programs, including regulatory and clinical packages and access to Oncotelic’s AI platform for identifying immunotherapy combinations —

Huntington Beach, Calif., April 29, 2024 – Mosaic ImmunoEngineering, Inc. (“Mosaic” or the “Company”), (OTCPK: CPMV), a development-stage biotechnology company focused on the development of novel immunotherapies to treat and prevent cancer, today announced the signing of a binding term-sheet with Oncotelic Therapeutics, Inc. (OTCQB:OTLC) (“Oncotelic”), under which Mosaic intends to acquire rights to certain of Oncotelic’s clinical stage necroptosis cancer therapies associated with Oncotelic’s vascular disruptive agents (“VDAs”). Oncotelic’s VDA necroptosis therapeutics are expected to work by disrupting tumor blood flow resulting in immunogenic tumor cell death through “death receptor” activation, which can result in a robust anti-cancer immune response. In addition to the clinical stage assets, Mosaic will have non-exclusive access to Oncotelic’s proprietary AI technologies for identifying immunotherapy combinations.

Pursuant to the term-sheet, Mosaic will issue Oncotelic shares of its common stock valued at $15.0 million upon execution of the definitive agreement, or a combination common stock and preferred stock to be determined by the parties, along with additional milestones allowing Oncotelic to earn up to an additional $15.0 million in shares of common stock valued at the time of issuance, if earned. The Mosaic team, which has broad experience in bringing oncology and orphan drug products to market with combined experience with well over 30 FDA and worldwide product approvals, will be responsible for advancing the development of the technologies. Oncotelic and Mosaic will work closely to ensure a smooth transfer of the technologies from Oncotelic to Mosaic. Oncotelic will provide short-term financial support for the program while the teams work together to achieve both short-term and long-term financing goals.

The binding term sheet is subject to customary due diligence requirements and other conditions, including but not limited to, obtaining appropriate shareholder approval for the transaction.

"We are very pleased to have this opportunity to bring clinical stage assets into the company as we look to build a pipeline of oncology products with the potential to treat multiple types of cancer. In particular, the necroptosis agents we are acquiring have promise in areas with high unmet medical need such as uveal melanoma and retinoblastoma. We look forward to working with the Oncotelic team to complete the transaction and to initiating the technology transfer process so that we can advance the program into new clinical trials." said Steven King, President and CEO of Mosaic.

“We are delighted to announce our collaboration with the distinguished team at Mosaic to advance our AI-driven necroptosis cancer therapies. Mosaic is well-equipped to rapidly develop and refine this groundbreaking technology. Together, we expect to deliver significant advancements in the field of oncology with this technology.” expressed Dr. Vuong Trieu, CEO of Oncotelic.

1

About Necroptosis Cancer Therapies

A recent approval of tumor infiltrating lymphocyte, or TIL cell therapy demonstrates how to manipulate patient immunity against cancer for lasting cure. However, TIL cell therapy is costly, time consuming and technologically challenging. Instead of driving TIL cells externally, Necroptosis Cancer Therapies drive innate TILs to the tumor. The key step is the induction of necrotic cell death and activation of death genes, exposing tumor-reactive antigens to initiate an immune response, activating antigen-presenting cells (APCs) to achieve large-scale antigen presentation, activating T-cells, inducing strong and sustained cytotoxic T lymphocyte responses, and ultimately triggering a TIL antitumor immune effect. Necroptosis Cancer Therapies can use Vascular Disrupting Agents (VDAs) in combination with Check-Point Inhibitors (CKIs) and other Immuno-Oncology (IO) agents to drive TIL cells to the tumor. Our VDAs can act as a component for the TIL/Necroptosis Cancer Therapies. The Necroptosis Cancer Therapies will be developed in conjunction with Artificial Intelligence (AI) technology using a list of proprietary death genes.

About Mosaic ImmunoEngineering, Inc.

Mosaic ImmunoEngineering, Inc. is a development-stage biotechnology company focused on advancing cancer therapies for areas of high unmet medical need. Mosaic’s management and board of directors’ team has broad experience in bringing oncology and orphan drug products to the market with a combined experience including well over 30 FDA and worldwide product approvals. For additional information about Mosaic, please visit www.MosaicIE.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. For example, we are using forward-looking statements when we discuss Mosaic’s future operations and its ability to successfully advance the product candidates; the nature, strategy and focus of Mosaic’s business; and the development and commercial potential and potential benefits of any of Mosaic’s product candidates. Mosaic may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on Mosaic’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of these forward-looking statements could differ materially from those described in or implied by the statements in this press release, including the uncertainties of: entering into a definitive agreement with Oncotelic, obtaining shareholder approval for the transaction with Oncotelic, successfully completing due diligence under the binding term sheet, raising sufficient capital or grant funding to advance the underlying product candidates under the binding term sheet, which may not be available on favorable terms or at all; advancing the VDA technology into clinical trials, the clinical development and regulatory approval of product candidates under the binding term sheet, including potential delays in the commencement; enrollment and completion of clinical trials; risks related to business interruptions, including but not limited to, the outbreak of new variants of COVID-19 coronavirus, which could harm Mosaic’s financial condition and increase its costs and expenses. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risks discussed in Mosaic's filings with the Securities and Exchange Commission. Except as otherwise required by law, Mosaic disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether, as a result of new information, future events or circumstances or otherwise.

Contact: Jay Carlson

Sr. Manager, Investor Relations

Mosaic ImmunoEngineering, Inc.

info@mosaicie.com

Strategic corporate inquiries can be sent to partnering@mosaicie.com

2